Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
4/22/09	Investors:	Mary Kay Shaw, 630-623-7559
	Media:	Heidi Barker, 630-623-3791

GLOBAL COMPARABLE SALES DRIVE McDONALD’S FIRST QUARTER 2009 RESULTS

OAK BROOK, IL — McDonald’s Corporation today announced solid operating results for the first quarter ended March 31, 2009, driven by strong global comparable sales.

McDonald’s reported the following first quarter highlights:

•	Global comparable sales increase of 4.3% despite one less trading day in the quarter due to 2008 being a leap year

•	U.S. up 4.7%

•	Europe up 3.2%

•	Asia/Pacific, Middle East and Africa up 5.5%

•	Combined operating margin increased 150 basis points (80 basis points in constant currencies) to 27.6%

•

Earnings per share were $0.87, up 7% (17% in constant currencies), including a $0.04 per share gain from the sale of the Company’s minority interest in Redbox Automated Retail, LLC and $0.08 per share of negative impact from foreign currency translation

•	Returned nearly $1.4 billion to shareholders through share repurchases and dividends

“McDonald’s continues to deliver a relevant restaurant experience that provides consumers with a broad range of quality menu choices, affordable prices and unmatched convenience,” said Chief Executive Officer Jim Skinner. “Our underlying business performance remains strong. In constant currencies, first quarter results reflect higher revenues, operating income and earnings per share over the prior year.”

McDonald’s U.S. posted a first quarter operating income increase of 6% fueled by strong comparable sales. The U.S. business continues to gain market share as consumers visit McDonald’s more often for the classic taste of core products like the Quarter Pounder, convenient locations and operating hours, and compelling value across the menu. Increased sales of chicken, breakfast and beverages contributed to results.

Led by the U.K., France and Russia, Europe delivered solid first quarter comparable sales despite the shift in timing of Easter-related school and business holidays from March 2008 to April 2009. McDonald’s continues to gain market share as tiered-pricing menus, seasonal food events and day-part expansion in the morning and late night hours connect with customers. Europe’s first quarter operating income increased 1% in constant currencies. Europe’s locally relevant strategies continue to drive performance, and the segment is expected to strengthen as the year progresses.

Asia/Pacific, Middle East and Africa (APMEA) reported strong first quarter comparable sales driven by performance in Australia and Japan, partly offset by weaker sales in China. In constant currencies, APMEA’s first quarter operating income was up a strong 11%, driven by everyday affordability, menu choice and convenience.

Jim Skinner added, “McDonald’s continues to demonstrate its ongoing commitment to driving shareholder value. Through first quarter 2009, the Company returned $12.9 billion toward the $15 billion to $17 billion targeted cash return to shareholders by the end of 2009. Given our strong balance sheet and operating performance, we fully expect to meet the target this year.”

Jim Skinner concluded, “McDonald’s business remains strong, despite the economic concerns around the world. Our well-known value proposition and unparalleled convenience continue to resonate with customers. In fact, the momentum has continued with April comparable sales trending at least as strong or better than first quarter sales in each area of the world. I remain confident that we have the right strategies in place to grow the business and provide value into the future.”

KEY HIGHLIGHTS – CONSOLIDATED

Dollars in millions, except per share data

Quarters ended March 31,	2009	2008	% Inc / (Dec)	% Inc Excluding Currency Translation
Revenues	$5,077.4	$5,614.8	(10)	2
Operating income	1,400.4	1,462.8	(4)	5
Net income	979.5	946.1	4	13
Earnings per share-diluted*	0.87	0.81	7	17

*	2009 results included a $0.04 per share after tax gain on the sale of the Company’s minority interest in Redbox Automated Retail, LLC and a negative impact of $0.08 per share due to the effect of foreign currency translation.

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE

Comparable sales represent sales at all restaurants and comparable guest counts represent the number of transactions at all restaurants, including those operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Comparable sales exclude the impact of currency translation. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Management reviews the increase or decrease in comparable sales and comparable guest counts compared with the same period in the prior year to assess business trends. The number of weekdays and weekend days, referred to as the calendar shift/trading day adjustment, can impact our comparable sales and guest counts. In addition, the timing of holidays can also impact comparable sales and guest counts.

Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases certain incentive compensation plans on these results because they believe this better represents the Company’s underlying business trends.

RELATED COMMUNICATIONS

McDonald’s Corporation will broadcast its investor conference call live over the Internet at 9:00 a.m. Central Time on April 22, 2009. A link to the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast and podcast available for a limited time.

See Exhibit 99.2 in the Company’s Form 8-K filing for supplemental information related to the Company’s results for the quarter ended March 31, 2009.

Pete Bensen, Chief Financial Officer, will speak at the Barclays Retail and Restaurants Conference on April 29, 2009 at 8 a.m. Eastern Time. This presentation will be webcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.

The Company plans to release April 2009 sales information on May 8, 2009.

FORWARD-LOOKING STATEMENTS

This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

McDONALD’S CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data			Inc /(Dec)

Quarters ended March 31,	2009	2008	$	%
Revenues
Sales by Company-operated restaurants	$3,484.7	$3,998.8	(514.1)	(13)
Revenues from franchised restaurants	1,592.7	1,616.0	(23.3)	(1)

TOTAL REVENUES	5,077.4	5,614.8	(537.4)	(10)

Operating costs and expenses
Company-operated restaurant expenses	2,920.5	3,339.6	(419.1)	(13)
Franchised restaurants–occupancy expenses	296.7	299.8	(3.1)	(1)
Selling, general & administrative expenses	497.3	552.4	(55.1)	(10)
Impairment and other charges, net	1.2	0.5	0.7	n/m
Other operating (income) expense, net	(38.7)	(40.3)	1.6	4
Total operating costs and expenses	3,677.0	4,152.0	(475.0)	(11)

OPERATING INCOME	1,400.4	1,462.8	(62.4)	(4)

Interest expense	120.9	128.5	(7.6)	(6)
Nonoperating (income) expense, net	(16.4)	(28.9)	12.5	43
Gain on sale of investment	(76.5)		(76.5)	n/m

Income before provision for income taxes	1,372.4	1,363.2	9.2	1
Provision for income taxes	392.9	417.1	(24.2)	(6)

NET INCOME	$979.5	$946.1	33.4	4

EARNINGS PER SHARE-DILUTED	$0.87	$0.81	0.06	7

Weighted average shares outstanding-diluted	1,124.4	1,165.3	(40.9)	(4)

n/m Not meaningful

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